RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”) is entered into by and between Arizona Public Service Company (“APS”) and Robert Bement (“Employee”) (collectively the “Parties”). APS highly values and desires to continue to employ Employee, and Employee desires to continue to be employed by APS.

In consideration of the mutual agreements contained in this Agreement, the Parties agree effective December 19, 2008 (“Effective Date”) as follows:

1.     Deferred Compensation Arrangement.

1.1 Plan. Beginning on or about December 17, 2008, APS shall establish a deferred compensation arrangement pursuant to the terms of this Section on behalf of the Employee (“Deferred Compensation Arrangement”). A bookkeeping entry (“Account”) shall be utilized as a means for the measurement and determination of amounts, if any, to be paid to the Employee in accordance with the Deferred Compensation Arrangement.

1.2 Credits. APS shall credit an amount equal to Three Hundred Thousand Dollars ($300,000.00) to the Account effective on or about December 17, 2008, and an amount equal to Seventy Thousand Dollars ($70,000.00) to the Account effective January 1, 2010 and each of the next four 1anuary 1 thereafter (each, a “Company Credit”), provided that the Employee remains employed with APS on each such crediting date and demonstrates sustained competent performance of his assigned job responsibilities.

1.3 Distribution. Subject to the applicable terms and conditions of this Agreement and provided the Employee remains actively employed with APS through December 31, 2014, the Employee shall be entitled to a payment of benefits under the Deferred Compensation Arrangement in an amount equal to the Company Credits credited to his Account as of the date of his termination. By no later than December 31, 2008, the Employee must submit an election form as required by APS, to receive such distribution in the form of either a lump sum or an annuity. If Employee is entitled to payment, it will begin, or in the case of a lump sum will be made, upon the Employee's termination of employment. If no timely election is made, payment shall be made in a lump sum. Any election made as to time and form of payment shall be irrevocable. Any payment made shall be subject to applicable withholdings including federal, state and local taxes.

1.4     Termination, Death or Disability.

(a) If Employee is terminated for cause, or Employee voluntarily terminates before December 31, 2014, Employee shall forfeit all amounts credited to his Account and no benefits shall be payable under the Deferred Compensation Arrangement. If Employee’s employment with APS is involuntarily terminated without cause by APS before December 31, 2014, the Employee will be entitled to a lump sum payment in an amount equal to the Company Credits credited to his Account at the time of termination. Payment will be made at the time of the termination, or if applicable, at the time specified in Section 8 of this Agreement.
(b) In the event that the Employee is determined to be disabled under the Pinnacle West Capital Corporation Long-Term Disability Plan before the Employee terminates employment and such disability meets the definition of “disabled” for purposes of Section 409A of the Internal Revenue Code (“Code Section 409A”), and (i) if such disability occurs on or before December 31, 2014, the Account will not be credited with Company Credits, beginning as of the date of such disability, and the Employee shall be entitled to a lump sum payment on December 31, 2014 in an amount equal to the Company Credits credited to his Account at the time of distribution or (ii) if such disability occurs after December 31, 2014, the Employee shall be entitled to a lump sum payment in an amount equal to the Company Credits credited to his Account at the time of distribution, payable within 30 days after the date of disability.

(c) In the event that the Employee dies before he terminates employment or after the commencement of payments to him under the Deferred Compensation Arrangement, but before all such benefits have been paid in full, any balance credited to the Account that has not been paid under the Account as determined on the date of death shall be paid to the Employee's beneficiary in a lump sum within sixty (60) days after the date of death. The Employee's beneficiary for purposes of the Deferred Compensation Arrangement shall mean the person(s) or trust(s) specified by the Employee as the Employee's beneficiary, in the form and manner required by APS and on file with APS. In the event no beneficiary is named at the time of death, any benefits shall be paid to the Employee's estate.

3.     Confidentiality.

Employee shall hold the existence and terms of this Agreement in confidence. Employee shall not publicly or privately discuss or disclose the nature or content of this Agreement. However, Employee may disclose the terms of this Agreement if required by federal or state law, and Employee may disclose the terms of this Agreement to Employee's accountant, attorney, consultant and spouse. In addition, the Parties may disclose this Agreement as necessary to enforce its provisions.

4.     Reporting to Federal and State Agencies.

Nothing in this Agreement shall be construed to prohibit the Employee from reporting or disclosing any suspected instance of illegal activity of any nature, any nuclear safety concerns, any workplace safety concerns, or any public safety concerns to the NRC, the United States Department of Labor (“DOL”), or any other federal, state, or local government agency or court. This Agreement shall not be construed to prohibit the Employee from providing information to the NRC, DOL, EEOC, United States Securities and Exchange Commission, OSHA, or Arizona Division of Occupational Safety and Health, or testifying in any civil or criminal proceedings, even if such information or testimony being provided relates to the claims or matters covered by this Agreement. This Agreement shall not be construed as a waiver or withdrawal of any safety concerns which the Employee has or may have reported to the NRC or DOL, or withdrawal of any participation by the Employee in any NRC proceedings. In this regard, the Parties to this Agreement understand that this Agreement shall be interpreted in a manner consistent with 10 CPR § 50.7(f). Notwithstanding anything to the contrary in this paragraph, the Employee hereby waives and releases any right to receive any relief as a result of the Employee's participation in any investigation or proceeding of the NRC, DOL, or any federal, state, or local government agency or court.

5.     Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the State of Arizona to the extent not preempted by Federal law.

6.     Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

7.    Agreement. This Agreement constitutes the entire Agreement between the Parties and supersedes all other negotiations and agreements with respect to the subject matter of this Agreement.

8.    Time of Payment. For the period during which the Employee is a specified employee, as determined in accordance with Code Section 409A, any payments made under the Deferred Compensation Arrangement on account of the Employee's termination of employment that would otherwise be paid during a six month period beginning on the Employee's termination of employment shall not be paid at such time and shall instead be paid, in the case of a lump sum payment, or begin, in the case of an annuity, on the first day of the seventh month following the Employee's termination of employment. Any annuity installments that would have been paid during such six month period, but for this Section 8, shall be paid in a lump-sum on the first day of the seventh month following the Employee's termination of employment.

ARIZONA PUBLIC SERVICE COMPANY	EMPLOYEE

By: /s/ Randall K. Edington	By: /s/ Robert Bement
Executive Vice President Nuclear &	Robert Bement
Chief Nuclear Officer

Date: 12/22/08	Date: 12/19/2008